Exhibit No. 99

FOR IMMEDIATE RELEASE

Contact:	Michael Trevino (847) 402-5600

Allstate Announces Events Impacting Quarterly Results

        Northbrook, Ill., January 16, 2002—The Allstate Corporation (NYSE: ALL) today announced that it recorded restructuring expenses in its fourth quarter 2001 results of approximately $107 million on a pre-tax basis and $70 million on an after-tax basis, or approximately $0.10 per diluted share. These expenses primarily relate to an initiative started in 2001 to realign the company's claim offices to fewer, larger office locations and the re-design of its Customer Information Centers and other back-office operations. Also reflected is a non-cash charge resulting from pension benefit payments made to agents in connection with the re-organization of employee agents to a single exclusive agency independent contractor program announced in 1999. The company estimates that the annual expense savings related to these programs, once complete, is expected to total approximately $140 million on a pre-tax basis.

        Allstate also announced it has received preliminary approval of a settlement between Allstate Insurance Company and Allstate Indemnity Company and the plaintiffs in a Georgia class action, Earl, et. al. v. Allstate. The suit involves a claim that certain current and former Allstate customers in Georgia over the last six years were entitled to payment for inherent diminished value of their vehicles associated with a covered loss. Inherent diminished value is the alleged difference between a vehicle's pre-loss value and its post-loss value after complete and proper repair.

        It should be noted that this settlement was recently reached in light of the November 28, 2001 Georgia Supreme Court decision, in a State Farm class action, interpreting diminished value coverage under Georgia law. The Georgia decision is contrary to recent rulings by a number of other state courts in favor of the insurance industry and Allstate involving diminished value. Additionally, since 1998 Allstate has been implementing policy language in a majority of states reaffirming that its collision and comprehensive coverages do not include diminished value claims. Allstate continues to litigate several diminished value class actions in other states, including one Illinois case in which a multi-state class has been certified. Allstate is vigorously defending these diminished value class actions in which it contends that its policies do not provide coverage for diminished value claims.

        Allstate recorded a reserve related to this settlement in its fourth quarter 2001 results totaling $59 million on a pre-tax basis and $38 million on an after-tax basis, or approximately $0.05 per diluted share.

        The company will release its complete financial results for the fourth quarter of 2001 on February 6, 2002.

        The Allstate Corporation (NYSE: ALL) is the nation's largest publicly held personal lines insurer. Widely known through the "You're In Good Hands With Allstate®" slogan, Allstate provides insurance products to more than 14 million households and has approximately 13,000 exclusive agents in the U.S. and Canada. Customers can access Allstate products and services through Allstate agents, or in select states at allstate.com and 1-800-Allstate. EncompassSM and DeerbrookSM Insurance brand property and casualty products are sold exclusively through independent agents. Allstate Financial Group includes the businesses that provide life insurance, retirement and investment products, through Allstate agents, workplace marketing, independent agents, banks and securities firms.

        This press release contains forward-looking statements about expense savings and ongoing litigation related to the issue of diminished value insurance coverage. These statements are subject to the Private Securities Litigation Reform Act of 1995 and are based on management's estimates, assumptions and projections. The amount and timing of expense savings are dependent on the adequacy and timing of the actions taken to eliminate certain employee positions and consolidate Allstate's operations and facilities. The outcome of this litigation is unpredictable and is dependent on a variety of factors including the trial courts' and appellate courts' determination of the propriety of the class certification as well as the law of diminished value in each of the states in the class.